UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

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☐ Preliminary Proxy Statement
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☐ Definitive Proxy Statement
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☒ Soliciting Material Pursuant to Rule 14a-12
AQUILA, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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This filing consists of a transcript of an audio message from Richard C. Green, Jr. to the employees of Aquila, Inc., as first made available on February 7, 2007 and available by audio replay by dialing (800) 535-7687.

Good morning, everyone.

As we’ve worked together through our repositioning process over the past four years, I committed to you that I’d communicate candidly about changes at Aquila.

This morning I want to talk with you about an important step being announced today. Our Board of Directors has decided to sell our Missouri properties to Great Plains. In addition, all of our utility properties and related assets in Colorado, Kansas, Nebraska and Iowa will be sold to Black Hills.

As we’ve discussed, the repositioning progress we’ve made since 2002 has been remarkable. I am deeply grateful to each and every one of you for all of your hard work. You should all be very proud of your individual efforts and those of your teams.

Our turnaround and positive financial results created a considerable amount of merger and acquisition interest. The Board, as part of its duty to protect shareholder value, was obligated to consider various options.

After a long and careful evaluation process that included input from outside advisers, the board decided that these transactions are in the best interest of the company. Although this has been a difficult decision, I believe it is the right one.

As a result of these transactions, Aquila businesses will have access to lower-cost capital needed for asset investments, environmental upgrades and improvements to utility infrastructure.

Also, the deal is the best way to provide long-term value to shareholders. In addition to receiving cash and stock, which equates to a significant ownership stake in the new company, investors will see a return to a dividend more quickly.

I know that this news likely comes as a shock to many of you. Through the repositioning process, we have all been singularly focused on rebuilding Aquila, and we have done so with tremendous results. Nothing will take away from these efforts. In fact, the new businesses will draw on Aquila’s extraordinary record and the accomplishments of all of you.

I am sure you will have many questions. Over the next few weeks, I will be out to meet with you, but in the meantime, your local leaders will be having meetings within your business units.

There is more information in today’s news release, and there will also be an analyst call this morning that you can listen to live or later on.

The sale process is expected to take approximately a year. Over the coming weeks, transition teams will be formed, and we will keep you informed as their work progresses.

I understand that this news brings much uncertainty and anxiety for you and your family. We have worked through many challenges over the years, and I know you have what it takes to continue working together as a team through the transition, focusing on delivering safe, reliable energy service to our customers.

Throughout this process, I urge you to share your concerns and questions with your supervisor or leadership team, or send me an e-mail. Keeping you informed will be a priority, and I am dedicated to working with you to make this a smooth transition for each other and for our customers.

Thank you, and I look forward to meeting with you soon.

Rick Green

CEO Aquila

ADDITIONAL INFORMATION AND WHERE TO FIND IT

This information is not a solicitation of a proxy from any holder of Aquila or Great Plains. In connection with the proposed transaction, Great Plains will file a registration statement, including a joint proxy statement of Aquila and Great Plains, with the SEC. Investors are urged to read the registration and joint proxy statement (including all amendments and supplements thereto) when they become available because it will contain important information about Aquila, Great Plains and the proposed transaction. Investors may obtain free copies of the registration and joint proxy statement when it becomes available, as well as other filings containing information about Aquila and Great Plains, without charge, at the SEC’s Internet site (www.sec.gov). These documents may also be obtained for free from Great Plains’ Investor Relations web site (www.greatplainsenergy.com) or by directing a request to Great Plains at: Corporate Secretary, Great Plains Energy Incorporated, 1201 Walnut, Kansas City, Missouri 64106. Copies of our filings may be obtained for free from our Investor Relations Web Site (www.aquila.com) or by directing a request to us at: Corporate Secretary, Aquila, Inc., 20 West Ninth, Kansas City, Missouri 64105.

INTEREST OF CERTAIN PERSONS IN THE MERGER

Aquila and Great Plains and their respective directors and executive officers and other members of management and employees are potential participants in the solicitation of proxies from Aquila and Great Plains shareholders in respect of the proposed transaction. Information about our executive officers and directors is available in our 2005 Annual Report on Form 10-K filed with the SEC on March 7, 2006, and definitive proxy statement for our 2006 Annual Meeting of Shareholders filed with the SEC on March 24, 2006. Information about Great Plains’ executive officers and directors is available in Great Plains’ 2005 Annual Report on Form 10-K filed with the SEC on March 8, 2006, and definitive proxy statement for the Great Plains 2006 Annual Meeting of Shareholders filed with the SEC on March 20, 2006. Additional information regarding the interests of such potential participants in the proposed transaction will be included in the registration and joint proxy statement filed with the SEC when it becomes available.